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news release                                           [TENNECO AUTOMOTIVE LOGO]



          For Immediate Release


          Contacts:                Jane Ostrander
                                   Media Relations
                                   847 482-5607
                                   jane.ostrander@tenneco-automotive.com

                                   Leslie Hunziker
                                   Investor Relations
                                   847 482-5042
                                   leslie.hunziker@tenneco-automotive.com


     TENNECO AUTOMOTIVE COMMENCES OFFERING OF $300,000,000 IN PLAN TO REPAY
                  CERTAIN AMOUNTS UNDER SENIOR CREDIT FACILITY



Lake Forest, Illinois, May 30, 2003 - Tenneco Automotive Inc. (NYSE: TEN) today said it had commenced an offering of $300,000,000 of Senior Secured Notes. Tenneco Automotive plans to use the net proceeds of the offering to prepay certain term loans under, and a portion of the outstanding balance of the revolving credit portion of, the Company's existing senior credit facility. The offering is subject to market and other conditions.

The notes will be senior secured obligations of Tenneco Automotive and will mature in 2013 with interest payable semi-annually. The notes will be guaranteed by each of Tenneco Automotive's material domestic wholly-owned subsidiaries. The notes and guarantees will be secured by a second priority lien, subject to certain exceptions, on substantially all the assets of Tenneco Automotive and of the subsidiary guarantors, respectively, that secure obligations under Tenneco Automotive's senior credit facility.

Tenneco Automotive is offering the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The notes have not been registered


                                     -More-

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under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

This news release contains forward-looking statements concerning Tenneco Automotive's proposed offering. The terms of, and Tenneco Automotive's ability to complete, such transactions will depend upon prevailing market conditions and other factors. The forward-looking statements are subject to these and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.


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